QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on December 29, 2011

Registration No. 333-178608

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MTR GAMING GROUP, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	7990 (Primary Standard Industrial Classification Code Number)	84-1103135 (I.R.S. Employer Identification Number)

STATE ROUTE 2 SOUTH, P.O. BOX 356, CHESTER, WEST VIRGINIA 26034
(304) 387-8000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

JEFFREY J. DAHL
STATE ROUTE 2 SOUTH, P.O. BOX 356, CHESTER, WEST VIRGINIA 26034
(304) 387-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

WITH COPIES TO:

Deborah Ruosch Conrad
Milbank, Tweed, Hadley & McCloy LLP
601 South Figueroa Street, 30th Floor
Los Angeles, Ca 90017
(213) 892-4671

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

          Exchange Act Rule 14e-4(i) (Cross-Border Tender Offer)    ☐

          Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(3)

11.50% Senior Secured Second Lien Notes due 2019	$565,000,000	100%	$565,000,000	$64,749.00

Guarantees of the 11.50% Senior Secured Second Lien Notes due 2019	$565,000,000	100%	$565,000,000	(2)

(1)
Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(2)
No additional registration fee is due for guarantees pursuant to Rule 457(n) under the Securities Act of 1933, as amended.

(3)
Previously paid.

          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 ADDITIONAL REGISTRANTS

EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER	STATE OF INCORPORATION	PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBERS	ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES	I.R.S. EMPLOYER IDENTIFICATION NUMBER
Mountaineer Park, Inc.	West Virginia	7990	c/o MTR Gaming Group, Inc. State Route 2, South P.O. Box 356 Chester, WV 26034 (304) 387-8000	55-0672058
Presque Isle Downs, Inc.	Pennsylvania	7990	c/o MTR Gaming Group, Inc. State Route 2, South P.O. Box 356 Chester, WV 26034 (304) 387-8000	25-1887748
Scioto Downs, Inc.	Ohio	7990	c/o MTR Gaming Group, Inc. State Route 2, South P.O. Box 356 Chester, WV 26034 (304) 387-8000	31-4440550

 EXPLANATORY NOTE

        This Amendment No. 1 to Form S-4 Registration Statement (Registration No. 333-178608) of MTR Gaming Group, Inc. is being filed solely to include the delaying amendment legend on the Registration Statement. Accordingly, Part I, the form of prospectus, has been omitted from this filing.

 PART II

Item 20.    Indemnification of Directors and Officers

        Reference is hereby made to Section 145 of the Delaware General Corporation Law ("DGCL") relating to the indemnification of officers and directors, which Section applies to us and is incorporated herein by reference.

        However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Our Certificate of Incorporation and Bylaws are consistent with Section 145. Our Certificate provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts and omissions not in good faith or which involve intentional misconduct or knowing violation of the law; (iii) for acts for specified in Title 8, Section 174 of the DGCL, or iv) for which the director derived an improper personal benefit.

        In addition to the Certificate, our By-laws provide indemnification (the "Indemnity Provisions") for any person who is or was a party to any threatened, pending or completed action, suit, or proceeding whether civil, criminal, administrative, arbitrative, investigative procedure by reason of the fact that he or she was a director, officer, employee, fiduciary or agent of ours or served in such capacity with another entity at our request (such persons are defined as an "Indemnified Party" or "Indemnified Parties"). With respect to third party actions, the Indemnity Provisions represent our commitment to indemnify based on such persons incurring expenses (including legal fees) judgments, fines, excise taxes, and amounts paid in settlement based on civil or criminal matters. In the case of a civil matter, the Indemnified Parties must have acted in good faith and in a manner reasonably believed by that person to be in or not opposed to our best interests. With respect to a criminal matter, the person must have had no reasonable cause to believe that the conduct was unlawful.

        With respect to derivative actions, Indemnified Parties are entitled to indemnification for any and all expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the settlement or defense of such actions. The Indemnified Party must show that he or she acted in good faith and a manner reasonably believed by that person to be in or not opposed to our best interests, except that no indemnification shall be available if such person has been adjudged liable for negligence or misconduct in performing his or her duties to us, unless the court in which such action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, the Indemnified Party is fairly and reasonably entitled to indemnification for the expenses the court deems proper. Nonetheless, if the Indemnified Party is successful on the merits or otherwise, he or she need not show that the applicable standard of conduct was met. If not successful on the merits, any indemnification may only be made if the Indemnified Party applies to us for indemnification and (i) a majority vote of a quorum of the Board, or (ii) if a quorum is not available or even if obtainable, or if a quorum of disinterested directly so directs, by independent legal counsel in a written opinion, or (iii) by vote of our stockholders.

        With respect to both derivative actions and third party actions, the Indemnity Provisions also provide for the advancement of expenses, including actual and reasonable attorneys' fees, incurred in defending or investigating any action, suit, proceeding or claim, subject to a written affirmation by the Indemnified Party or person requesting an advance for such Indemnified Party that he or she has met the applicable standard of conduct and that he or she will repay such advance if it is ultimately determined that he or she did not meet the applicable standard of conduct.

        Notwithstanding the foregoing, we have discretion to impose as conditions to any of the Indemnification Provisions, such requirements as may appear appropriate in the specific case including but not limited to: a) that any counsel representing the person be mutually acceptable to us and the Indemnified Party, b) that we have the right to assume control of the defense of such Indemnified Party, and c) that we shall be subrogated to the extent of any payments made by way of indemnification to all of such Indemnified Party's right of recovery, and do everything necessary to assure such rights of subrogation to us.

        The rights of Indemnified Parties under the Indemnity Provisions are not exclusive of any other rights Indemnified Parties may have under the Certificate, any agreement, vote of stockholders, vote of disinterested directors, any liability insurance policies or otherwise. We currently maintain directors and officers liability insurance policies in amounts that we believe are adequate for its purposes. Although we believe the policies and our coverage limits to be adequate, the policies may not provide coverage in all circumstances in which our directors and officers are entitled to indemnification and may not cover our total liability to its directors and officers even in cases where coverage is provided.

Item 21.    Exhibits and Financial Statement Schedules

EXHIBIT NO.	ITEM TITLE
3.1	Restated Certificate of Incorporation for Winner's Entertainment, Inc. dated August, 17, 1993 (incorporated by reference to our Form 10-K for the fiscal year ended December 31, 1993).
3.2	Amended By Laws (incorporated by reference to our report on Form 10-K filed March 16, 2009).
3.3	Certificate of Amendment of Restated Certificate of Incorporation of Winner's Entertainment, Inc. dated October 10, 1996 (incorporated by reference to our report on Form 8-K filed November 1, 1996).
4.1	Excerpt from Common Stock Certificates (incorporated by reference to our report on Form 10-K filed March 30, 2001).
4.2
Indenture dated August 1, 2011 entered into by the Company, the Guarantors (as defined in such Indenture) and Wilmington Trust, National Association, as Trustee and Collateral Agent (incorporated by reference to our report on Form 8-K filed August 3, 2011).
5.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP.(1)
5.2	Opinion of Milbank, Tweed, Hadley & McCloy LLP as to certain U.S. tax matters.(1)
12.1	Calculation of ratio of earnings to fixed charges.(1)
21.1	Subsidiaries of the Registrant (incorporated by reference to MTR's Annual Report on Form 10-K filed on March 16, 2011).
23.1	Consent of Ernst & Young LLP.(1)
23.2	Consent of Milbank, Tweed, Hadley & McCloy LLP. (included in Exhibits 5.1 and 5.2).
24.1	Power of Attorney. (included on the Signature page)
25.1	Form T-1, Statement of Eligibility of Wilmington Trust, National Association to act as trustee under the Indenture.(1)
99.1	Letter of Transmittal.(1)

EXHIBIT NO.	ITEM TITLE
99.2	Form of Notice of Guaranteed Delivery.(1)
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.(1)
99.4	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.(1)

(1)
Previously filed.

Item 22.    Undertakings.

        (a)   Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (d)   The undersigned registrant hereby undertakes that:

          1.     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          2.     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)   Each undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 promulgated by the SEC, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (f)    Each undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

 SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chester, State of West Virginia, on December 29, 2011.

MTR GAMING GROUP, INC.
By:	* Jeffrey J. Dahl President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 29, 2011.

Name	Title

* Jeffrey J. Dahl	Director, President and Chief Executive Officer
/s/ JOHN W. BITTNER, JR. John W. Bittner, Jr.	Executive Vice President and Chief Financial Officer
* Robert A. Blatt	Director
* Steven M. Billick	Director
* James V. Stanton	Director
* Richard Delatore	Director
* Raymond K. Lee	Director
* Roger P. Wagner	Director

*By:	/s/ JOHN W. BITTNER, JR. John W. Bittner, Jr. Attorney-in-fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chester, State of West Virginia, on December 29, 2011.

MOUNTAINEER PARK, INC.
By:	* Joseph L. Billhimer, Jr. President and General Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 29, 2011.

Name	Title

* Joseph L. Billhimer, Jr.	President and General Manager
/s/ JOHN W. BITTNER, JR. John W. Bittner, Jr.	Chief Financial Officer and Treasurer
* Robert A. Blatt	Assistant Secretary and Director
* Steven M. Billick	Director

*By:	/s/ JOHN W. BITTNER, JR. John W. Bittner, Jr. Attorney-in-fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chester, State of West Virginia, on December 29, 2011.

SCIOTO DOWNS, INC.
By:	* Rose Mary Williams President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 29, 2011.

Name	Title

* Rose Mary Williams	President, Chief Executive Officer and Director
/s/ JOHN W. BITTNER, JR. John W. Bittner, Jr.	Chief Financial Officer
* Steven M. Billick	Director

*By:	/s/ JOHN W. BITTNER, JR. John W. Bittner, Jr. Attorney-in-fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chester, State of West Virginia, on December 29, 2011.

PRESQUE ISLE DOWNS, INC.
By:	* Fred Buro President and General Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 29, 2011.

Name	Title

* Fred Buro	President and General Manager
/s/ JOHN W. BITTNER, JR. John W. Bittner, Jr.	Chief Financial Officer
* Steven M. Billick	Director
* Jeffrey J. Dahl	Director

*By:	/s/ JOHN W. BITTNER, JR. John W. Bittner, Jr. Attorney-in-fact

QuickLinks

ADDITIONAL REGISTRANTS
EXPLANATORY NOTE
PART II
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings.
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES